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Exhibit 21.1


            SUBSIDIARIES OF ADVANCED DIGITAL INFORMATION CORPORATION

ADIC Germany Sales & Support GmbH, a German corporation
ADIC Germany GmbH & Co. KG, a German limited partnership
ADIC Germany Beteiligungs GmbH, a German partnership
ADIC Limited, a UK corporation
ADIC Europe SARL, a French corporation
ADIC Manufacturing, LLC
Pathlight Technology, Inc.